UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Great American Group, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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     GREAT AMERICAN GROUP, INC.

June 16, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Great American Group, Inc., which will be held at the corporate offices of Great American Group, Inc. located at 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367, on July 15, 2010, at 3:00 p.m. local time. We hope you will be able to attend the meeting in person.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. If you are planning to attend the annual meeting and your shares are held in street name (by a broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Great American Group stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

Andrew Gumaer
Chairman and Chief Executive Officer

GREAT AMERICAN GROUP, INC.

21860 BURBANK BOULEVARD, SUITE 300 SOUTH

WOODLAND HILLS, CA

(818) 884-3737

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 15, 2010

To the Stockholders of Great American Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Great American Group, Inc. (the “Company”) will be held on July 15, 2010, at 3:00 p.m. local time at the corporate offices of Great American Group, Inc. located at 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367, for the following purposes:

1.	To elect two (2) Class I directors to hold office for a three-year term to expire at the 2013 Annual Meeting of the Stockholders or until their successors are elected and duly qualified.

2.	To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s our Board of Directors has fixed the close of business on May 18, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors,

Andrew Gumaer
Chief Executive Officer

Woodland Hills, California

June 16, 2010

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

GREAT AMERICAN GROUP, INC.

21860 BURBANK BOULEVARD, SUITE 300 SOUTH

WOODLAND HILLS, CA

PROXY STATEMENT

For Annual Meeting of Stockholders to be held on July 15, 2010

General

The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”), of Great American Group, Inc. to be held on July 15, 2010, at 3:00 p.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the corporate offices of Great American Group, Inc. located at 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367.

All references to us, we, our, the Company and Great American refer to Great American Group, Inc., a Delaware corporation, and its subsidiaries.

Solicitation and Revocation of Proxy

Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies FOR the election of all of the director nominees and FOR each proposal. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this Proxy Statement, our Board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.

If you give a proxy, you may revoke it at any time before its use, either:

(1) by revoking it in person at the Annual Meeting;

(2) by writing, delivered to our Corporate Secretary at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California, 91367 before the proxy is used; or

(3) by a later dated proxy card delivered to us at the above noted address before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

Shares Outstanding and Required Vote

Only holders of record of shares of our common stock at the close of business on the record date, May 18, 2010, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on May 18, 2010, the Company had 30,318,705 shares of common stock outstanding and entitled to vote held by 22 stockholders of record. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the board of directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker shares that are voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the Annual Meeting. Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

How to Vote

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. If you hold your shares of common stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

Cost and Method of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder List

A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the meeting during ordinary business hours at our principal offices located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California, 91367.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2010

Copies of this proxy statement and our 2009 Annual Report to stockholders are also available online at http://ir.greatamerican.com/sec.cfm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of two Class I directors (Bryant R. Riley and Mark D. Klein), three Class II directors (Hugh J. Hilton, Michael J. Levitt and Harvey M. Yellen), and two Class III directors (Andrew Gumaer and Matthew J. Hart), who will serve until the annual meetings of stockholders to be held in 2010, 2011 and 2012, respectively, or until their respective successors are duly elected and qualified. Mr. Gumaer is the brother-in-law of Mark Weitz, our President, Wholesale and Industrial Services. Other than as described above, there are currently no family relationships among any of our directors and executive officers. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

The terms of the current Class I directors will expire on the date of the upcoming Annual Meeting. The board of directors has nominated our current Class I directors, Bryan R. Riley and Mark D. Klein, to be elected to as Class I directors at the meeting. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2013, or until their successors are duly elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the board of directors may designate.

Information Regarding Directors

Nominees for Election to the Board:

Name	Age	Committees
Class I Directors
Bryant R. Riley	43	None
Mark D. Klein	47	Compensation Committee, Corporate Governance Committee

Class II Directors
Hugh G. Hilton	58	Audit Committee, Compensation Committee*, Corporate Governance Committee
Michael J. Levitt	51	None
Harvey M. Yellen	63	None

Class III Directors
Andrew Gumaer**	49	None
Matthew J. Hart	58	Audit Committee*, Compensation Committee, Corporate Governance Committee*

*	Chairman of the respective committee.
**	Chairman of the Board of Directors.

Andrew Gumaer has served as our Chairman and Chief Executive Officer since July 2009. Prior to July 2009, Mr. Gumaer was a co-founder of GAG, LLC, had served as GAG, LLC’s Chief Executive Officer since May 2007 and previously served as GAG, LLC’s President from June 2006 to May 2007. Mr. Gumaer also currently serves as the Co-Chief Executive Officer of Great American Home Auctions, LLC. Prior to assuming his current responsibilities, Mr. Gumaer was the President of The Pride Capital Group, LLC, predecessor in interest to GAG, LLC, from 2002 to May 2006. Mr. Gumaer also served as the Senior Vice President of Garcel, Inc. from 1997 to 2002 and as a Senior Vice President with the investment banking firm Drexel Burnham Lambert prior to his service with Garcel, Inc. Mr. Gumaer’s in depth knowledge of our business and operations, his experience in the investment banking industry, and leadership as GAG, LLC’s Chief Executive Officer and President since 2006 positions him well to serve as our Chief Executive Officer and a member of our Board.

Matthew J. Hart has served as a director since July 2009. Mr. Hart was President and Chief Operating Officer of Hilton Hotels Corporation, referred to herein as Hilton, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company and was Executive Vice President and Chief Financial Officer for Host Marriot Corp. Mr. Hart received his Bachelor of Arts in Economics and Sociology from Vanderbilt University in 1974 and earned a Master of Business Administration in Finance and Marketing from Columbia University in 1976. Mr. Hart currently serves on the board of directors of US Airways Group, Air Lease Corporation, and is

Chairman of Heal the Bay, a non-profit organization. Mr. Hart’s extensive experience and expertise with public companies is well suited for his role as the designated financial expert and chairman of our Audit Committee. He also brings extensive experience serving on other public company boards which provide important resources in his service on our Board.

Hugh G. Hilton has served as a director since July 2009. Mr. Hilton has served as a Managing Director and National Practice Leader of Alvarez & Marsal Real Estate Group since March 2009 and co-founder and Chief Executive Officer of A&M Capital RE, an operating and principal investment arm for distressed real estate, since March 2009. Mr. Hilton has also served as Chief Executive Officer of Grand Sierra Resort, gaming resort property in Northern Nevada, since October 2008, prior to which he served as Chief Restructuring Officer beginning in August 2007. Since 2003, Mr. Hilton has also served as the Chief Executive Officer of Prandium, Inc., a California-based restaurant chain. Mr. Hilton’s prior business experience includes serving as a Vice President of BankAmerica Investment Real Estate, as President First Interstate Bancorp’s real estate fund advisory arm and President of HVK, Inc. Mr. Hilton holds a Bachelor of Science in business administration and a Master of Business Administration from the University of Michigan as well as a Juris Doctor from the University of Colorado. Mr. Hilton is a member of the American Bankruptcy Institute and the Colorado Bar Association. Mr. Hilton’s financial experience and expertise in the real estate industry is particularly relevant to the Board as we expand our current service offerings. He provides the Board with important insight into the real estate marketplace.

Mark D. Klein has served as a director since July 2009. Mr. Klein is a registered representative at Ladenburg Thalmann & Co. Inc. From February 2007 to July 2009, Mr. Klein served as the Chief Executive Officer, President and Director of Alternative Asset Management Corporation. From April 2007 until August 2008, Mr. Klein was the Chief Executive Officer of Hanover Group US LLC, an indirect U.S. subsidiary of the Hanover Group. Prior to joining Hanover in 2007, Mr. Klein was Chairman of Ladenburg Thalmann & Co., Inc. From March 2005 to September 2006, he was Chief Executive Officer and President of Ladenburg Thalmann Financial Services, Inc., the parent of Ladenburg Thalmann & Co., Inc., and Chief Executive Officer of Ladenburg Thalmann Asset Management Inc., a subsidiary of Ladenburg Financial Services, Inc. Prior to joining Ladenburg Thalmann, from June 2000 to March 2005 Mr. Klein served as the Chief Executive Officer and President of NBGI Asset Management, Inc. and NBGI Securities, which were the U.S. subsidiaries of the National Bank of Greece, the largest financial institution in Greece. Prior to joining NBGI, Mr. Klein was President and Founder of Newbrook Capital Management. Prior to the formation of Newbrook Capital Management, Mr. Klein was a Senior Portfolio Manager for PaineWebber and Smith Barney Shearson. Prior to his affiliation with PaineWebber and Smith Barney Shearson, Mr. Klein managed investment accounts at Prudential Securities and managed firm capital at MKI Securities. Before entering the securities industry, Mr. Klein worked for two years at Arthur Young in its Entrepreneurial Services Group. Mr. Klein also served as a member of the board of directors of American Apparel, Inc. from December 2007 to October 2009. Mr. Klein is a graduate of J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management degree and also received a Bachelors of Business Administration degree with high distinction from Emory University. Mr. Klein’s experience and expertise in the financial services industry and as a member of other public company boards provides an important resource for our Board.

Michael J. Levitt has served as a director since July 2009. In 2001, Mr. Levitt founded Stone Tower Capital LLC and serves as the Chairman and Chief Executive Officer, an alternative investment firm focused on credit and credit-related assets. Mr. Levitt also served as a director of Everquest Financial Ltd. since September 2006. From March 2007 to July 2009, Mr. Levitt served as the Chairman of the Board of AAMAC. Previously, Mr. Levitt was a partner in the New York office of Hicks, Muse, Tate & Furst Incorporated, where he was involved in many of the firm’s investments and managed the firm’s relationships with banking firms. Prior thereto, Mr. Levitt served as the Co-Head of the Investment Banking Division of Smith Barney Inc. with responsibility for the advisory, private equity sponsor and leveraged finance activities of the firm. Mr. Levitt began his investment banking career at, and ultimately served as a Managing Director of, Morgan Stanley & Co., Inc. Mr. Levitt oversaw the firm’s corporate finance and advisory businesses related to private equity firms and non-investment grade companies. Mr. Levitt has a Bachelors of Business Administration degree from the University of Michigan and a Juris Doctor Degree from the University of Michigan Law School. Mr. Levitt serves on the University of Michigan investment advisory board. Mr. Levitt’s experience and expertise in the investment banking industry and understanding of credit and credit related assets provides our Board with valuable insight into the markets in which we operate.

Bryant R. Riley has served as a director since August 2009. Mr. Riley has served as the Chairman and Chief Executive Officer of B. Riley & Co., LLC, a stock brokerage firm, since founding the firm in 1997. Mr. Riley also has served as the Chairman and Chief Executive Officer of Riley Investment Management, LLC, an investment management company, since founding the company in 2000. Mr. Riley serves on the boards of directors of Alliance Semiconductor Corp., DDI Corp., Trans World Entertainment Corp. and LCC International. He also served on the board of directors of Aldila, Inc. from 2003 to February 2010, Celeritek, Inc. from 2003 to 2007, Integrated Silicon Solutions, Inc. from 2006 to 2008, Mossimo, Inc. from 2005 to 2006, Silicon Storage Technology, Inc. from 2008 to 2009 and Transmeta Corporation from 2008 to 2009. From 1996 to 1997, Mr. Riley was an equity salesman with Dabney/Resnick Inc., a stock brokerage firm. From 1995 to 1996, Mr. Riley managed the institutional equity department of Gaines, Berland Inc., a stock brokerage firm. From 1993 to 1995, Mr. Riley co-managed the equity department of Dabney/Resnick Inc. In 1991, Mr. Riley co-founded Huberman Riley, a brokerage firm based in Dallas, Texas, and served as its President until 1993. From 1989 to 1991, Mr. Riley served in various positions with LH Friend, Weinress & Frankson, an Irvine, California based stock brokerage firm. Mr. Riley received his B.S. in Finance from Lehigh University.

Mr. Riley’s experience and expertise in the investment banking industry provides our Board with valuable insight into the capital markets. Mr. Riley’s extensive experience serving on other public company boards provides important resource for our Board.

Harvey M. Yellen has served as our Vice Chairman and President since July 2009. Prior to July 2009, Mr. Yellen was a co-founder of GAG, LLC, had served as GAG, LLC’s Chairman since June 2007 and previously served as GAG, LLC’s President from June 2006 to June 2007 and the President of The Pride Capital Group, LLC, predecessor in interest to GAG, LLC, from 2002 to May 2006. Mr. Yellen was also the Executive Vice President of Garcel, Inc. from 1994 to 2002. Prior to beginning his services at Garcel, Inc., Mr. Yellen held senior management positions at various retail companies, including: Allied Department Stores, Sieferts/Spurgeons and Fashion Crossroads. Mr. Yellen received his Bachelor of Science in Business from Louisiana State University in 1968. Mr. Yellen’s in depth knowledge of our business and operations and his experience in the retail industry make him an important member of our Board and position him well to serve as our Vice Chairman and President.

Vote Required

Each director is elected by a plurality of the votes cast with regard to the election of directors. The persons named in the enclosed proxy will vote the proxies they receive FOR the election of the nominees named below, unless a particular proxy card withholds authorization to do so, or provides contrary instructions. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees receive the largest number of votes cast. Each of the nominees has indicated that he is willing and able to serve as a director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board, the proxies will be voted for the election of whomever the Board may designate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Our Board has selected Marcum LLP (“Marcum”) as our independent public accounting firm for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of independent public accounting firm for ratification by our stockholders at our Annual Meeting. Marcum has audited our financial statements since the fiscal year ended December 31, 2006. Representatives of Marcum are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Marcum as our independent public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Marcum to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Marcum. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

Audit and All Other Fees

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2009 by Marcum is compatible with maintaining their independence.

The following table sets forth the aggregate fees for services provided to us by Marcum for the fiscal years ended December 31, 2008 and 2009:

	Fiscal 2008	Fiscal 2009
Audit Fees(1)	$748,000	$851,700
Audit-Related Fees(2)		300,000
Tax Fees
All Other Fees

TOTAL	$748,000	$1,151,700

(1)

Audit Fees consist of audit and various attest services performed by Marcum LLP, our independent registered public accounting firm, and include the following: (1) fees for Fiscal 2008 include the audit of our financial statements for the years ended December 31, 2006, 2007 and 2008 that were included in our registration statement on form S-4 filed with the Securities and Exchange Commission, which went effective on July 29, 2009 and (2) fees for Fiscal 2009 include (a) reviews of our financial statements for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, (b) the audit of our financial statements for the year ended December 31, 2009, (c) accountants consents for filing registration statements and (3) reviews of registrations statements and consultations regarding responses to SEC Comment Letters.

(2)	Audit-Related Fees principally include consultations on accounting matters addressed in connection with the issuance of our financial statements and filings of registration statements on Form S-4.

Audit Committee Pre-Approval Policy

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by Marcum LLP during fiscal years 2008 and 2009 were pre-approved by the Audit Committee. The Audit Committee has considered the role of Marcum LLP in providing services to us for the fiscal year ended December 31, 2009, and has concluded that such services are compatible with their independence as our auditors.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at a meeting at which a quorum is present. Abstentions will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal. Broker non-votes will not result from the vote on Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The corporate governance guidelines are available for review on our website at www.greatamerican.com/governance.cfm.

Director Independence

Our Board of Directors has unanimously determined that a majority of the Board, including both of the directors standing for election, are “independent” directors as that term is defined by Nasdaq Marketplace Rule 5605(a)(2). In addition, based upon such standards, the Board has determined that Mr. Yellen and Mr. Gumaer are not independent because they are currently executive officers of the Company.

Nominations for Directors

The Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors. In fulfilling its responsibilities, the Corporate Governance Committee considers the following factors: (i) demonstrated personal integrity and moral character; (ii) willingness to apply sound and independent business judgment for the long-term interests of the stockholders; (iii) relevant business or professional experience, technical expertise or specialized skills; (iv) personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative Board responsive to the Company’s needs; and (v) ability to commit sufficient time to effectively carry out the substantial duties of a director. The Corporate Governance Committee and the Board will not consider as a director candidate anyone who is an officer, director or principal of an enterprise which is in substantial competition with the Company. Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. If the Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Corporate Governance Committee reviews all nominees, including those recommended by stockholders, for nomination by the Board in accordance with the above requirements and qualifications to determine whether they possess attributes the Corporate Governance Committee believes would be most beneficial to the Company. The Corporate Governance Committee will select qualified candidates and make its recommendations to the Board, which will formally decide whether to nominate the recommended candidates for election to the Board. Stockholders may recommend nominees for consideration by the Corporate Governance Committee by submitting the names and the following supporting information to the Company’s Secretary: Corporate Secretary, Stockholder Nominations, Great American Group, Inc., 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367. The submissions should include a current resume and curriculum vitae of the candidate and statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate.

Our Bylaws provide that any stockholder who is entitled to vote at the annual meeting and who complies with the notice requirements described below may nominate persons for election to the Board of Directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if our annual meeting is more than third (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business not earlier than the 90th day prior to such annual meeting and not later than the later of (1) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of our capital stock which are beneficially owned by the stockholder, (iii) a representation that the stockholder is a holders of record of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination. These notice requirements are deemed satisfied if the stockholder notifies us that he or she intends to present a nomination at the annual meeting in compliance with SEC rules and such stockholder’s nomination has been included in a proxy statement that has been prepared by us.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Corporate Secretary, Stockholder Communications of Great American Group, Inc., 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-management directors as a group or an individual director. Each communication will be screened by the Secretary or his designee to determine whether it is appropriate for presentation to the Board or such director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board or the director(s) to whom it is addressed will be submitted to the Board or such director on a periodic basis. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available for review on our website at www.greatamerican.com/governance.cfm, and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Great American Group, Inc., 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California, 91367, Attention: Investor Relations. Each of our directors, employees and officers, including our chief executive officer, chief financial officer and corporate controller, and all of our other principal executive officers, are required to comply with the Code of Ethics. There have not been any waivers of the Code of Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur apart from meetings of the Board and committees of the Board.

Meeting Attendance

Our Board normally meets quarterly, but may hold additional meetings as required. During fiscal year 2009, the Board held two regularly scheduled meetings and acted by unanimous written consent one time. Each of our directors attended at least 75% of the Board meetings he was eligible to attend and each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of each committee of the Board on which he was serving. We were incorporated in May 2009 and this is our first annual meeting of stockholders.

Committees of the Board of Directors

Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Audit Committee

Our Audit Committee is composed of Messrs. Matthew J. Hart (Chairperson) and Hugh G. Hilton. Our Board has affirmatively determined that each member of the Audit Committee is independent under Nasdaq Marketplace Rule 5605(a)(2), and meets all other qualifications under Nasdaq Marketplace Rule 5605(e) and the applicable rules of the Securities and Exchange Commission. Our Board has also affirmatively determined that Matthew J. Hart qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933. During 2009, the Audit Committee held three meetings.

The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.greatamerican.com/governance.cfm. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors.

Compensation Committee

Our Compensation Committee is composed of Messrs. Hugh G. Hilton (Chairperson), Matthew J. Hart and Mark D. Klein. Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under Nasdaq Marketplace Rule 5605(a)(2). During 2009, the Compensation Committee met one time and acted by unanimous written consent two times. The Compensation Committee acts pursuant to a written charter, which is available for review on our website at www.greatamerican.com/governance.cfm. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers, including the Chief Executive Officer, and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits.

Corporate Governance Committee

Our Corporate Governance Committee is composed of Messrs. Matthew J. Hart (Chairperson), Hugh G. Hilton and Mark D. Klein. The Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Corporate Governance Committee met one time in 2009. The Corporate Governance Committee acts pursuant to a written charter and a copy of that charter is available for review on our website at www.greatamerican.com/governance.cfm. The responsibilities of the Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Bylaws, the Board may, but is not required to, select a Chairman of the Board on an annual basis. In addition, the positions of Chairman of the Board and Chief Executive Officer may be filled by one individual or two different individuals. Mr. Gumaer, our Chief Executive Officer, currently serves as Chairman of our Board.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer and independent directors as members of each committee, is in the best interests of our company and our stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for our company given Mr. Gumaer’s in-depth knowledge of our business and industry, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers. In addition, as the former president and one of two members of Great American Group, LLC prior to its acquisition by us on July 31, 2009, Mr. Gumaer provides important continuity in the operation of our business and its oversight by our Board. His knowledge and experience, as well as his role as our Chief Executive Officer, provide that he is in a position to elevate the most critical business issues for consideration by our independent directors.

We believe that the independent nature of the Board committees, as well as the practice of our independent directors regularly meeting in executive session without Mr. Gumaer, Mr. Yellen or other members of our management present, ensures that our Board maintains a level of independent oversight of management that we believe is appropriate for our company. In addition, pursuant to our Corporate Governance Guidelines, the Board may at any time decide to appoint a Presiding Director to provide leadership of executive sessions of the Board and consult with the Chairman with respect to matters to be brought before the Board, among other things, should it believe that such an appointment would be beneficial to the company and its stockholders.

Board Role in Risk Management

Pursuant to the terms of its charter, the Audit Committee is responsible for reviewing the Company’s policies with respect to risk assessment and risk management, and reviews material pending legal proceedings and other contingent liabilities and risks and exposures, that may have a material impact on our financial statements.

Certain Relationships and Related Party Transactions

Other than as described below, during fiscal year 2009, there were no transactions to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, officer or beneficial holder of more than 5% of any class of our voting securities or member of such person’s immediate family had or will have a direct or indirect material interest.

Promissory Notes

On July 31, 2009, we issued subordinated, unsecured promissory notes with an aggregate principal amount of $55.6 million (the “Notes”) to the Contribution Consideration Recipients in the Acquisition (as those terms are defined below). The Notes were issued to the Contribution Consideration Recipients in connection with that certain Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 to Agreement and Plan of Reorganization, dated as of May 29, 2009, Amendment No. 2 to Agreement and Plan of Reorganization, dated as of July 8, 2009, and Amendment No. 3 to Agreement and Plan of Reorganization, dated as of July 28, 2009, by and among Alternative Asset Management Acquisition Corp. (“AAMAC”), the Company, AAMAC Merger Sub, Inc., Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of the Great American Members, and each of Messrs. Scott Carpenter, Paul Erickson, Lester Friedman, Tom Pabst, Mark Weitz and Brian Yellen (collectively, the “Phantom Equityholders” and, together with the Great American Members, the “Contribution Consideration Recipients”), pursuant to which, on July 31, 2009, the Great American Members contributed all of their membership interests of Great American to the Company and concurrently, AAMAC merged with and into Merger Sub (the “Merger” and, together with the Contribution, the “Acquisition”). The Notes were issued with a five year maturity and an interest rate of 12% per annum, payable quarterly in arrears beginning on October 31, 2009.

On May 4, 2010, we entered into individual amendments (each, an Amendment and collectively, the “Amendments”) to an aggregate of $52.4 million of the Notes. Under the terms of the Amendments with the Great American Members (the “Member Amendments”) who hold Notes with an aggregate remaining principal balance of $47.0 million, the Great American Members have agreed to reduce the interest rate on their Notes to 3.75% from 12% per year. The interest rate reduction is effective retroactive to February 1, 2010. The Member Amendments also agreed to extend the maturity date of the Notes to July 31, 2018, subject to annual prepayments based upon our cash flow subject to certain limitations, as provided in the Member Amendments, including, without limitation, our maintenance of a minimum adjusted cash balance of $20 million. Each prepayment, if any, is due within 30 days of the filing of our Annual Report on Form 10-K, beginning with the Form 10-K for the fiscal year ending December 31, 2010. Prior to the Member Amendments, these Notes had a five-year maturity, with one-fifth of the principal amount of each Note payable on each anniversary of the date of issuance of the Note through the fifth anniversary of the Note.

Additionally, pursuant to the terms of their respective Amendments (the “Phantom Equityholder Amendments”), certain of the Phantom Equityholders holding an aggregate principal balance of $5.4 million of the Notes have agreed to reduce the interest rate on these Notes to 3.75% from 12% per year. The interest rate reduction is effective retroactive to February 1, 2010. The amended Notes will continue to have a five-year maturity, with one-fifth of the principal amount of each Note payable on each anniversary of the date of issuance of the Note through the fifth anniversary of the Note, or July 31, 2014. The remaining $3.2 million of Notes issued to the Phantom Equityholders not amending their Notes will continue to be subject to the original terms of the Notes.

The Great American Members are Andrew Gumaer, the Company’s Chief Executive Officer, and Harvey Yellen, the Company’s President and Vice Chairman. Both Mr. Gumaer and Mr. Yellen are members of the Company’s Board of Directors. Neither Mr. Gumaer nor Mr. Yellen voted on the Board of Director’s proposal to approve the Amendments to their respective Notes. The Phantom Equityholders entering into the Phantom Equityholder Amendments include executive officers Paul Erickson, Chief Financial Officer, Lester Friedman, Managing Director of Great American Group Advisory and Valuation Services, and Mark Weitz, President, Wholesale and Industrial Services, and one non-executive officer employee of the Company.

Purchase Agreement Working Capital Adjustment

In connection with the consummation of the Acquisition, Andrew Gumaer and Harvey M. Yellen, the former members of GAG, LLC, were entitled to receive additional cash from the Company to the extent there was an upward working capital adjustment in accordance with the Purchase Agreement. In September 2009, the Company made a payment of approximately $12.9 million to Messrs. Gumaer and Yellen based on the working capital of GAG, LLC as of the closing date of the Acquisition in accordance with the Purchase Agreement.

Phantom Equityholder Amendment Agreements and Releases

Pursuant to their participation in the Great American Group, LLC Phantom Equity Plan (f/k/a the Pride Capital Group, LLC Phantom Stock Plan), referred to herein as the Phantom Equity Plan, each of the Phantom Equityholders was entitled to receive his respective pro rata share of 32% of the net sales price of GAG, LLC in the event GAG, LLC was sold. In July 2009, each of the Phantom Equityholders entered into an Amendment Agreement and Release with GAG, LLC. Pursuant to the terms of the Amendment Agreement and Releases, each Phantom Equityholder is entitled to a reduced interest in the total consideration received by the Great American Members upon a qualifying sale of GAG, LLC, as specified in the Phantom Equity Plan. The consideration received by each Phantom Equityholder in connection with the Acquisition is as follows:

Phantom Equity-holder	Cash at Closing(3)	Consideration (in the form of Promissory Notes)(4)	Closing Shares (Common Stock of the Company)(5)	Contingent Stock Payment (Common Stock of the Company(6)

Scott Carpenter	$131,493	$1,668,507	273,727	129,107

Paul Erickson	$124,188	$1,575,812	270,795	128,507

Lester Friedman	$116,882	$1,483,117	247,332	123,703

Thomas E. Pabst	$120,535	$1,529,464	268,839	128,507

Mark Weitz(1)	$116,882	$1,483,117	289,368	128,507

Brian Yellen(2)	$69,399	$880,601	89,939	60,050

(1)	Mr. Weitz is the brother-in-law of Andrew Gumaer, a director and the Chief Executive Officer of GAG, Inc.
(2)	Mr. Yellen is the son of Harvey M. Yellen, the President and Vice Chairman of GAG, Inc.
(3)	Payments made from AAMAC’s trust account to the Phantom Equityholders in connection with the consummation of the Acquisition in accordance with the Purchase Agreement
(4)	Consideration paid at closing the form of promissory notes issued by the Company. For additional information, see “—Promissory Notes” above.
(5)

The closing shares are subject to a working capital purchase price adjustment, the indemnification escrow (approximately 12.5%) and vesting over an 18-month period following the Acquisition. See “—Lock-Up Agreements” below.

(6)	The Phantom Equityholders are eligible to receive a number of shares up to the amounts listed in this column.

Financial Advisory Fees

B. Riley & Co., LLC (“B. Riley”) served as financial advisor to GAG, LLC in connection with the Acquisition. As compensation for its services in connection with the Acquisition, B. Riley received fees of $2.0 million in cash and 60,852 shares of restricted stock of the Company. Bryant Riley, a member of our Board of Directors, is the Chairman and Chief Executive Officer of B. Riley.

Registration Rights Agreement

In connection with the consummation of the Acquisition, the Company entered into that certain Registration Rights Agreement, dated as of July 31, 2009 (the “Registration Rights Agreement”), with the Contribution Consideration Recipients and the AAMAC Founders. Pursuant to the Registration Rights Agreement, the Contribution Consideration Recipients and the AAMAC Founders are entitled to registration rights, subject to certain limitations, with respect to the Company’s common stock they received in the Acquisition. The holders of a majority in interest of the Company’s common stock held by each of the Contribution Consideration Recipients and the AAMAC Founders are entitled to require the Company, on one occasion each, to register, under the Securities Act, the shares of common stock they received in consideration for the Acquisition as well as any securities issued in place of or as a dividend or distribution on such common stock (the “Demand Registration Rights”). The majority in interest of each of the Contribution Consideration Recipients and the AAMAC Founders may elect to exercise Demand Registration Rights at any time after January 17, 2010, the six-month anniversary following the date of effectiveness of the registration statement on Form S-4, as amended, filed by the Company with the SEC in connection with the Acquisition, so long as the estimated market value of the shares of common stock to be registered is at least $500,000. In addition, the Contribution Consideration Recipients and the AAMAC Founders have certain “piggyback” registration rights on registration statements filed after the Company consummates the Acquisition. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Escrow Agreements

In connection with the consummation of the Acquisition, GAG, Inc. entered into that certain Escrow Agreement, dated as of July 31, 2009 (the “Escrow Agreement”), with GAG, LLC, the Great American Members and Continental Stock Transfer & Trust Company, as escrow agent, to provide a fund (a) to secure the indemnification obligations of Great American to AAMAC against losses that the Company, as the surviving entity of the Acquisition, may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by Great American in the Purchase Agreement or any schedule or certificate delivered by Great American in connection with the Purchase Agreement and (ii) the non-fulfillment or breach of any covenant or agreement made by Great American in the Purchase Agreement, (b) to offset against any working capital shortfall pursuant to the Purchase Agreement or (c) to offset against any inventory amount shortfall (together with the claims set forth in clauses (a) and (b), the “Escrow Claims”). Pursuant to the Escrow Agreement, the Great American Members placed in escrow an aggregate of 1,500,000 shares of the Company’s common stock (the “Escrowed Indemnification Stock”).

The first 600,000 shares of the Escrowed Indemnification Stock will be released from escrow on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ending December 31, 2009 with the SEC (the “First Escrow Release Date”), less portion of the shares applied in satisfaction of, or reserved with respect to the Escrow Claims, if any. However, with respect to any Escrow Claim made with respect to clause (c) in the previous sentence, the maximum number of shares of the Company’s common stock that may be applied in satisfaction of such claim is 1,320,000, and provided that no such Escrow Claim shall be made prior to the date that all of the specified inventory assets of Great American are sold. The remaining Escrowed Indemnification Stock shall be released on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ended December 31, 2010 with the SEC (the “Final Escrow Release Date”), less that portion of the shares applied in satisfaction of or reserved with respect to Escrow Claims. With respect to any Escrow Claims properly and timely delivered pursuant to the Purchase Agreement that remain unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, a portion of the Escrowed Indemnification Stock will remain in escrow until such claims are resolved, at which time the remaining Escrowed Indemnification Stock shall be promptly returned to the Contribution Consideration Recipients.

Lock-Up Agreements

In connection with the consummation of the Acquisition, each of the Contribution Consideration Recipients entered into a lock-up agreement with the Company (collectively, the “Lock-Up Agreements”) pursuant to which 50% of the Company’s common stock received by the Contribution Consideration Recipients pursuant to the Acquisition will be released (or issued, as applicable) from the lock-up on the date that is six months following the closing of the Acquisition, an additional 25% of the Company’s common stock received by the Contribution Consideration Recipients shall be released on the date that is twelve months following the closing of the Acquisition, and the remaining 25% of the Company’s common stock received by the Contribution Consideration Recipients shall be released on the date that is eighteen months following the closing of the Acquisition.

Letter Agreement with AAMAC Founders

Pursuant to that certain letter agreement, dated as of May 14, 2009 (the “Letter Agreement”), as amended on July 8, 2009 (the “July 8 Amendment”), and as further amended on July 28, 2009 (the “July 28 Amendment” and, together with the July 2 Amendment, the “Letter Agreement Amendments”), by and among GAG, Inc., the AAMAC Founders, AAMAC and GAG, LLC, the AAMAC Founders agreed to cancel 7,850,000 shares of their AAMAC common stock before the consummation of the Acquisition and to cancel 2,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC common stock. The AAMAC Founders also agreed that 1,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC shares, which were deposited into escrow in connection with AAMAC’s initial public offering, will continue to be held in escrow and subject to the restrictions on voting and disbursements for a period of one year from the closing of the Acquisition. Moreover, the AAMAC Founders also agreed that 1,000,000 of their shares of the Company’s common stock will continue to be held in escrow until Great American’s achievement of any one of the Adjusted EBITDA targets described in the Purchase Agreement. These shares will be forfeited and cancelled if GAG, LLC fails to achieve any of the Adjusted EBITDA targets.

Procedures for Approval of Related Party Transactions

Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, reviews and then recommends such related party transactions to the entire Board for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions, but instead review such transactions on a case-by-case basis.

EXECUTIVE COMPENSATION

Our Executive Officers

Executive officers are elected by our Board and serve at its discretion. Mr. Gumaer is the brother-in-law of Mark Weitz, our President, Wholesale and Industrial Services. Other than as described above, there are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our executive officers as of June 15, 2010.

Name	Position	Age
Andrew Gumaer	Chairman, Chief Executive Officer and Director	49
Harvey M. Yellen	Vice Chairman, President and Director	63
Paul S. Erickson	Executive Vice President, Chief Financial Officer	48
Scott K. Carpenter	Executive Vice President, Retail Services	54
Thomas E. Pabst	Chief Operating Officer	51
Lester M. Freidman	Managing Director, Great American Group Advisory and Valuation Services, LLC	50
Mark Weitz	President, Wholesale and Industrial Services	50
Mark Naughton	Senior Vice President and General Counsel	47
Howard E. Weitzman	Senior Vice President, Chief Accounting Officer	48

Each executive officer holds office until his or her respective successor has been elected and duly qualified, or until his or her earlier death, resignation or removal.

Mr. Gumaer’s biographical information is included with those of the other members of our Board.

Mr. Yellen’s biographical information is included with those of the other members of our Board.

Paul Erickson has served as our Executive Vice President, Chief Financial Officer since July 2009 and as GAG, LLC’s Executive Vice President, Chief Financial Officer since June 2006. Prior to assuming his current responsibilities, Mr. Erickson was the Chief Financial Officer of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Erickson also served as the Controller of Garcel, Inc. beginning in 1995 and was promoted to Chief Financial Officer in 1997. From 1992 to 1996, Mr. Erickson served as Chief Financial Officer of Joan Vass, Inc. and 1001, Inc., both retail and manufacturing companies. Mr. Erickson received his Bachelor of Science in Finance and Accounting from California State University—Northridge in 1986 and earned a Master of Science in Business Administration from the University of Phoenix in 1997.

Scott K. Carpenter has served as our Executive Vice President, Retail Services since July 2009 and as GAG, LLC’s Executive Vice President and Director of Operations, Retail Services since June 2006. Prior to assuming his current responsibilities, Mr. Carpenter was the Senior Vice President of Operations of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006 and the Vice President of Operations of Garcel, Inc. from 1997 to 2000. From 1995 to 1997, Mr. Carpenter was responsible for operations in 155 Office Depot stores in 17 states as Regional Operations Manager. Prior to his service with Office Depot, Mr. Carpenter served as a Buyer and as Director of Store Operations of Hechinger stores in both domestic and international operations from 1987 to 1995. Mr. Carpenter also previously worked for Booz, Allen and Hamilton and McDonnell Aircraft Company. Mr. Carpenter received his Bachelor of Science in Economics from George Mason University in 1978 and earned a Master of Arts from George Mason University in 1982.

Thomas E. Pabst has served as our Chief Operating Officer since July 2009 and served as GAG, LLC’s Chief Operating Officer from July 2007 through July 2009. Prior to assuming his current responsibilities, Mr. Pabst served as GAG, LLC’s Chief Administrative Officer from June 2006 to June 2007. Prior to his employment with Great American, Mr. Pabst served as the Chief Administrative Officer of The Pride Capital Group, LLC, predecessor in interest to Great American from 2001 to May 2005 and as a Vice President of Garcel, Inc. in 2000. Mr. Pabst was the Chief Financial Officer of Hilco Trading Co. from 1996 to 2000 and from 1995 to 1996, Mr. Pabst served as Chief Financial Officer for Harlem Furniture. Mr. Pabst received his Bachelor of Science in Accounting from the University of Illinois at Urbana-Champaign in 1980. During 2005 and 2006, Mr. Pabst was a board member of the Chicago Chapter of the Turnaround Management Association. In 2007, 2008 and 2009, he was the Vice President of Communications, Secretary and President elect, respectively, and is currently the President of the Chicago Chapter of the Turnaround Management Association and serves as a board member for the International Turnaround Management Association. Mr. Pabst previously worked as a licensed Certified Public Accountant at a public accounting firm.

Lester M. Friedman has served as the Managing Director of Great American Advisory and Valuation Services, LLC since April 2009 and previously served as the Chief Executive Officer of Great American Advisory and Valuation Services, LLC from 2002 to April 2009 and as the Chief Operating Officer from 2000 to 2002. Prior to assuming his current responsibilities, Mr. Friedman was the Chief Operating Officer of the Garcel, Inc. Appraisal Division from 1996 to 2000 and the Chief Financial Officer of Garcel, Inc. from 1994 to 1996. Mr. Friedman was also the Controller and Director of Inventory Appraisal and Valuations for Gordon Brothers Partners. Mr. Friedman received his Bachelor of Business Studies in Accounting from the University of Massachusetts—Amherst in 1982 and was a Certified Public Accountant licensed in Massachusetts from 1982 to 1990 while he worked for Laventhol Horwath.

Mark Weitz has served as the President of our Wholesale and Industrial Services division since July 2009 and as GAG, LLC’s President, Wholesale and Industrial Services division since June 2006. Prior to assuming his current responsibilities, Mr. Weitz was the President, Wholesale and Industrial Services division of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Weitz also served as the President of the Wholesale and Industrial Services division of Garcel, Inc. from 1998 to 2000. Mr. Weitz attended the University of Washington and the University of California Los Angeles. Mr. Weitz also attended the Missouri Auction School in 1982 and has been a licensed auctioneer since such time. Mr. Weitz is the brother-in-law of Mr. Gumaer.

Mark P. Naughton has served as our Senior Vice President and General Counsel since July 2009, as Secretary since August 2009 and as GAG, LLC’s Senior Vice President and General Counsel since June 2006. Prior to assuming his current responsibilities, Mr. Naughton was the Vice President and General Counsel of The Pride Capital Group, LLC from May 2003 to May 2006 when The Pride Capital Group, LLC merged into Great American. Prior to joining Great American, Mr. Naughton was a partner in the Chicago office of Piper Rudnick (n/k/a DLA Piper Rudnick Gray Cary) from 1993 to May 2003 and was an associate from 1987 to 1993. Mr. Naughton received his Bachelor of Arts in History and Political Science from Marquette University in 1984 and earned a J.D. from Northwestern University in 1987.

Howard E. Weitzman has served as Senior Vice President, Chief Accounting Officer of GAG, Inc. since December 2009. Prior to December 2009, Mr. Weitzman worked as a consultant from November 2008 assisting clients with financial reporting, internal controls, and compliance with Section 404 of the Sarbanes Oxley Act of 2002, including consulting for the Company from April 2009 on various accounting and financial reporting matters in connection with the Company’s transaction with AAMAC. From December 2006 to October 2008, Mr. Weitzman served as a Senior Manager in the SEC Services Group in the audit practice at Moss Adams, LLP. Mr. Weitzman also spent 12 years in public accounting at two “Big 4” accounting firms, most recently from 2003 to October 2005 as a Senior Manager in the financial services audit practice of Deloitte & Touche, LLP. Mr. Weitzman also held various senior financial management positions, including from 1994 to 2003, with Banner Holdings, Inc. as the Chief Financial Officer of Central Financial Acceptance Corporation and Controller and Principal Accounting Officer of Central Rents, Inc. Mr. Weitzman also served as a Senior Vice President and Chief Financial Officer of Peoples Choice Financial Corporation from October 2005 to October 2006. Mr. Weitzman received a B.S. in Accounting from California State University, Northridge and is a California licensed Certified Public Accountant.

Executive Compensation

Compensation Discussion and Analysis

The Company was formed in May 2009 and began operations on July 31, 2009, in connection with the consummation of the Acquisition. Our Compensation Committee (the “Committee”) is continuing to evaluate the executive compensation structures and systems that we will provide for our executive officers on an ongoing basis. This compensation discussion and analysis identifies the policies and philosophies of the Committee regarding executive compensation and the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as a named executive officer from the closing of the Acquisition through the remainder of fiscal 2009. Our named executive officers for the 2009 fiscal year are: Andrew Gumaer, Chief Executive Officer; Harvey M. Yellen, Vice Chairman and President; Paul S. Erickson, Executive Vice President and Chief Financial Officer; Scott K. Carpenter, Executive Vice President, Retail Services; and Thomas E. Pabst, Chief Operating Officer.

Unique Circumstances Related to the Acquisition

Our named executive officers have been employed by us since July 31, 2009. Prior to that date, each named executive officer had a significant role in the management of Great American Group LLC (“GAG, LLC”). At the time of the Acquisition, Messrs. Gumaer and Yellen were the sole members of GAG, LLC and received consideration for the sale of their membership interests in the Acquisition. In addition, GAG, LLC maintained a deferred compensation plan that was terminated upon the consummation of the Acquisition on July 31, 2009 (the “GAG, LLC Phantom Stock Plan”), under which Messrs. Erickson, Carpenter, and Pabst had received grants. The GAG, LLC Phantom Stock Plan provided for significant payments in connection with a change in control of GAG, LLC. In July 2009, each of Messrs. Erickson, Carpenter and Pabst entered into an Amendment Agreement and Release with

GAG, LLC, agreeing to reduce their respective pro rata shares of the total consideration received in the Acquisition. Pursuant to the terms of their individual Amendment Agreement and Releases and the Acquisition Agreement, Messrs. Erickson, Carpenter and Pabst are each entitled to receive: (i) certain cash payments; (ii) shares of restricted stock of the Company to be issued over an 18 month period, subject to their continued employment with us and an indemnification escrow; (iii) consideration in the form of a promissory note; and (iv) additional shares of the Company’s common stock to be issued contingent upon the Company having achieved certain financial targets in fiscal 2009, 2010 and 2011. Any consideration received by these executive officers under the terms of their respective Amendment Agreement and Releases following the closing of the Acquisition is reflected in the Company’s consolidated financial statements and executive compensation disclosure as deferred compensation. For additional discussion of the Acquisition, see Item 1 and Item 7 of this Form 10-K and Notes 2 and 17 of our Notes to Consolidated Financial Statements.

Effective on July 31, 2009, in connection with the closing of the Acquisition, the Company entered into employment agreements with Messrs. Yellen, Gumaer, Erickson and Carpenter. The terms of these employment agreements were negotiated in connection with the Acquisition and reflect the significant role each of our named executive officers played at GAG, LLC and the Board’s assessment of their continued importance to the Company’s future success.

Determination of Compensation Awards.

The Committee expects to perform an annual review of our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies. The Committee met one time from July 31, 2009 through December 31, 2009. The Committee meeting held for 2009 included, for all or a portion of the meeting, not only the Committee members but also our Vice Chairman, Chief Executive Officer and Chief Financial Officer. We expect these individuals to participate in all or a portion of future meetings of the Committee. During 2009, compensation decisions made in connection with the Acquisition, including the terms of employment agreements and arrangements with our named executives, were made by the full Board in connection with its approval of the Acquisition and related transactions. In the future, the Committee expects to consider recommendations from the Vice Chairman and Chief Executive Officer when making compensation decisions relating to executive officers other than the Vice Chairman and Chief Executive Officer. When determining compensation for the Vice Chairman and Chief Executive Officer, the Committee expects to take into account, but not rely solely upon, the recommendations of the Vice Chairman and Chief Executive Officer. Following a review of such recommendations, the Committee expects to take such action regarding such compensation for the executive officers other than the Vice Chairman and Chief Executive Officer as it deems appropriate, including approving compensation in an amount the Committee deems reasonable. The Committee expects that compensation for the Vice Chairman and Chief Executive Officer will be determined by discussions among and action by the members of the Committee acting in consultation with the other independent members of the Board and market data obtained on behalf of the Committee. Neither the Company nor the Committee engaged a compensation consultant during fiscal 2009.

Elements of Executive Compensation

The Committee evaluates both performance and compensation of employees to ensure that we have the ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of peer companies. The Committee endeavors to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. The principal elements of the current executive compensation program are base salary, annual incentive cash bonus awards, other benefits and perquisites and post-termination severance upon termination and/or a change in control.

The Committee provided our named executive officers with total compensation in 2009 reflecting a combination of a base salary commensurate with experience (taking into consideration the base salary applicable to each named executive officer as a former employee of GAG, LLC prior to the Acquisition), participation in the GAG, LLC Phantom Equity Plan and other consideration received in the Acquisition, the opportunity to earn incentive compensation through equity incentives and/or performance-based bonuses, and participation in a broad-based retirement plan for employees. The Committee designed our compensation plan to link individual rewards with our performance, as well as its subjective and qualitative assessment of the performance of each named executive officer.

In addition to providing our named executive officers with compensation opportunities based upon their personal performance, our financial performance, and their individual contributions to that performance, the Committee generally undertook to provide our named executive officers with total compensation that was competitive enough to retain highly skilled individuals. The Committee recognizes that we are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals. In addition, the Committee believes that continuity of management following the Acquisition is very important to our ongoing success.

The material components of compensation for our named executive officers for 2009, as well as the specific principles and purpose of each component, are set forth below. The Compensation Committee believes that these components of compensation were necessary and appropriate in order to attract and retain qualified executives, and to ensure continuity of the Company’s business following the Acquisition.

Base Salary. In general, we provide base salary as fixed compensation for services rendered in the position that the named executive officer serves. In considering the appropriate base salary for each named executive officer, the Committee considers a variety of factors including each named executive officer’s qualifications and experience, his prior role at GAG, LLC and the significance of that role at the Company following the Acquisition, prior employment, industry knowledge, scope of responsibilities, and individual performance. For Messrs. Yellen, Gumaer, Erickson, and Carpenter, the base salary was paid in accordance with each of their respective employment agreements which became effective on the closing of the Acquisition. Base salaries for executive officers without employment agreements are generally set when the named executive officer begins employment, and the Committee expects to consider such base salaries on an annual basis. Base salary is intended to provide competitive and fair compensation for job performance. Following the Acquisition, Mr. Pabst received the same annual base salary from the Company as he had been receiving from GAG, LLC prior to the Acquisition.

The employment agreements entered into with Messrs. Yellen, Gumaer, Erickson, and Carpenter provide that their base salaries shall be increased on each anniversary of the effective date of the agreement, or July 31, 2009, by an amount determined by us, but in no event will the increase be less than 5%.

Cash-Based Incentive Awards. We believe a cash-based incentive compensation program is important in order to focus our management on, and reward our executives for, achieving key company and personal objectives. For 2009, the Committee adopted a cash-based incentive program that determined executive cash awards by reference to our financial results, based on the overall financial performance of the Company, the executives individual contribution to the Company’s operating performance, technical expertise, leadership and management skills over the performance period for fiscal 2009. The Committee determined that senior management as a group would be eligible to receive cash awards out of a bonus pool representing approximately 10% of the Company’s adjusted earnings before interest, depreciation and amortization. This bonus pool was then divided among members of senior management, including Messrs. Erickson, Carpenter and Pabst. The Committee and Messrs. Yellen and Gumaer determined that Messrs. Yellen and Gumaer would not receive a cash-based incentive award for fiscal 2009, given the consideration received for the sale of their membership interests in the Acquisition. The Committee provided the Vice Chairman and Chief Executive Officer with discretion to determine the appropriate relative percentage of the bonus pool to be allocated to each member of senior management, based on personal performance and relative base salary of each executive. For 2009, Mr. Erickson received a cash award of $265,000, Mr. Carpenter received $500,000 and Mr. Pabst received $280,000.

With respect to annual bonuses for 2010 and subsequent years, it is anticipated that each executive officer will have a defined target bonus and range of possible payouts, expressed as a percentage of salary. Likewise, the Committee expects to predefine a range of performance objectives that will be used to determine actual payouts at year end. A significant portion of the target bonus would be based on the financial results of the Company and, if appropriate, certain divisions of the Company, and may have a discretionary component or a component based on individual performance. The annual bonus program would be coupled with a long-term equity based incentive award to ensure that total compensation is competitive with market practices and reflective of Company performance. This arrangement is intended to be structured to qualify executive bonuses for an exemption from the limitations imposed by Internal Revenue Code section 162(m) and thereby to preserve their potential deductibility by the Company.

Equity-based Awards. The Committee has not made any equity-based awards to our employees, including named executive officers, under the 2009 Plan, given that all named executive officers and a number of our employees received significant equity interests in the Company in connection with the Acquisition in the form of cash, restricted stock, promissory notes and/or deferred compensation. However, the Committee is still considering the ongoing role of equity incentive awards as a significant incentive for our employees, including our named executive officers.

Executive Benefits and Perquisites. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all benefit eligible employees on an equal basis. In addition, we provide our named executive officers with a car allowance.

Change in Control and Severance Benefits. Pursuant to employment agreements with Messrs. Yellen, Gumaer, Erickson and Carpenter, we provide these executive officers the opportunity to receive additional compensation and benefits in the event of their termination or a change in control. Severance and change in control provisions are summarized below in the section headed

“Potential Payments upon Termination or Change in Control” below. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.

Tax Considerations.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the company from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe that our 2009 Equity Incentive Plans (the “2009 Plan”) is structured to qualify the stock options, restricted shares and stock unit awards issuable thereunder as performance-based compensation and to maximize the tax deductibility of such awards. However, we may at our discretion pay compensation to our officers that is non-deductible.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee reviews and approves our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Hugh G. Hilton, Chairperson
Matthew J. Hart
Mark D. Klein

(1)

The material in this Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before, on or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

We were formed in May 2009 and began operations on July 31, 2009 in connection with the Acquisition. The following table shows information concerning the annual compensation for services provided to us by our named executive officers from July 31, 2009, the date of the Acquisition, through December 31, 2009.

Name and Principal Position (1)	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total Compensation ($)

Harvey M. Yellen Vice Chairman and President	2009	253,846	—	—	—	—	—	14,257	268,103

Andrew Gumaer Chief Executive Officer	2009	253,846	—	—	—	—	—	16,090	269,936

Paul S. Erickson Executive Vice President, Chief Financial Officer	2009	117,500	—	1,335,014	—	265,000	57,628	12,090	1,787,232

Scott K. Carpenter Executive Vice President, Retail Services	2009	87,597	—	1,349,474	—	500,000	61,018	12,090	2,010,179

Thomas E. Pabst Chief Operating Officer	2009	86,539	—	1,325,376	—	280,000	55,933	10,640	1,758,488

(1)	The table above summarizes the total compensation earned by each of our named executive officers for the period from July 31, 2009 (the date of the Acquisition) to December 31, 2009.
(2)

The amounts listed in this column reflects the fair value of certain contractual rights to receive restricted stock in accordance with the Acquisition and the individual Amendment Agreement and Releases entered into with such executive on July 31, 2009. The grant date fair value of the restricted stock was $4.93 per share (the closing price of AAMAC’s common stock on July 31, 2009 adjusted for the 2 for 1 exchange ratio in accordance with the Acquisition Agreement). The fair value was determined in accordance with Financial Accounting Standards Codification Topic 718, Share–Based Payments, or FASB ASC 718. The actual number of shares received by each individual may vary based on provisions of the agreements that provide that participants relative percentage of the total closing stock consideration may increase if other eligible participants terminate their employment prior to the vesting of their right to receive the shares of common stock. In addition, each of our named executive officers are eligible to receive shares of restricted stock upon achievement of certain performance conditions. In accordance with FASB ASC 718, the fair value of such contractual rights is $0. See Item 7 to this Form 10-K and Note 17 to our Consolidated Financial Statements for additional discussion.

(3)

The amounts listed in this column includes nonqualified deferred compensation earnings which represents the above market earnings on the deferred compensation from the GAG, LLC Phantom Stock Plan. Earnings are for the period from July 31, 2009 (the date of the Acquisition) to December 31, 2009. Above market earnings is the amount earned at 12.0% that exceeds 120% of the applicable federal tax long-term rate.

(4)	The amounts listed in this column includes other compensation detailed in the following table:

Name	Auto Allowance ($)	Company-Paid Medical/Dental ($)	Life and Disability ($)	Total ($)
Harvey M. Yellen	10,000	3,625	632	14,257
Andrew Gumaer	10,000	5,458	632	16,090
Paul S. Erickson	6,000	5,458	632	12,090
Scott K. Carpenter	6,000	5,458	632	12,090
Thomas E. Pabst	4,550	5,458	632	10,640

Grants of Plan-Based Awards

The following table provides information with regard to (i) potential cash bonuses paid or payable for the 2009 fiscal year under our performance-based non-equity incentive plan and (ii) rights to acquire shares of our common stock pursuant to the terms of the Acquisition Agreement and individual Amendment Agreement and Releases entered into with former participants in the

GAG, LLC Phantom Equity Plan. For additional discussion of the Acquisition and the rights of the former Phantom Equityholders in the Acquisition, see Item 1 and Item 7 of this Form 10-K, Notes 2 and 17 of our Notes to Consolidated Financial Statements and “Certain Relationships and Related Party Transactions—Phantom Equityholder Amendment Agreements and Releases” below.

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (3) (#)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Harvey M. Yellen		—	—	—	—	—	—	—	—
Andrew Gumaer		—	—	—	—	—	—	—	—
Paul S. Erickson	7/31/09	—	—	—	—	—	—	270,794	1,335,014
	7/31/09	—	—	—	—	128,507	—	—	0	(4)
		—	265,000	—	—	—	—	—	—
Scott K. Carpenter	7/31/09	—	—	—	—	—	—	273,727	1,349,474
	7/31/09	—	—	—	—	129,107	—	—	0	(4)
		—	500,000	—	—	—	—	—	—
Thomas E. Pabst	7/31/09	—	—	—	—	—	—	268,839	1,325,376
	7/31/09	—	—	—	—	128,507	—	—	0	(4)
		—	280,000	—	—	—	—	—	—

(1)

Represents the estimated possible payouts under the 2009 cash incentive plan, as described in the above Compensation Discussion & Analysis. The actual amounts received are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

Represents certain contractual rights to receive shares of restricted stock upon achievement of certain performance conditions (the “Contingent Stock Consideration”) in accordance with the Acquisition Agreement and the individual Amendment Agreement and Releases entered into with such executive officer in connection with the Acquisition. See Item 7 of this Form 10-K and Note 2 to our Consolidated Financial Statements for additional discussion.

(3)

Represents certain contractual rights to receive shares of restricted stock in accordance with the Acquisition Agreement and the individual Amendment Agreement and Releases entered into with such executive officer in connection with the Acquisition. The actual number of shares received by each executive could increase as a result of provisions in these agreements which provide that each former participant in the GAG, LLC Phantom Equity Plan’s relative percentage of the Closing Stock Consideration may increase if other eligible participants terminate their employment with us prior to the vesting of their right to receive such shares of common stock.

(4)

Represents the value on the grant date of rights to receive performance-based Contingent Stock Consideration issued in the Acquisition based upon the probable outcome of such conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at December 31, 2009

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2009.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Andrew Gumaer	—	—
Harvey M. Yellen	—	—
Paul S. Erickson	270,794	$1,001,938
Scott Carpenter	273,727	$1,012,790
Thomas E. Pabst	268,839	$994,704

(1)

Represents contractual right to receive restricted stock pursuant to the terms of the Acquisition and the individual Amended Agreement and Releases entered into with such executives, including Contingent Stock Consideration. The restricted shares of stock vests 50% on January 31, 2010; 25% on July 31, 2010; and the remaining 25% on January 31, 2011.

(2)

The number of shares represents unvested contractual rights to receive restricted stock and the value of the performance based contingent shares that are issuable if we achieve certain financial targets for the fiscal years ending in 2009, 2010 and 2011 have been valued at zero in accordance with FASB ASC 718. The market value of shares of stock that have not yet vested was determined based on the closing price of our common stock of $3.70 on December 31, 2009.

Option Exercises and Stock Vested

None of our named executive officers had any stock options that were exercised or restricted stock that vested during the fiscal year ended December 31, 2009.

Employment Agreements

On July 31, 2009, we entered into employment agreements with Messrs. Yellen, Gumaer, Erickson, and Carpenter. These agreements have no defined length of employment. Either party may terminate the employment relationship at any time, subject to possible severance payments as set forth below. The terms and conditions of those agreements are generally as follows:

Messrs. Yellen, Gumaer, Erickson, and Carpenter receive annual base salaries of $600,000, $600,000, $300,000, and $225,000, respectively. These base salaries are subject to annual increases of no less than five percent. The agreements also provide for the award of an annual discretionary bonus. The Company provides Messrs. Yellen and Gumaer with monthly automobile allowances of $2,000 and Messrs. Erickson and Carpenter with monthly automobile allowances of $1,200.

Each agreement contains an indemnification provision wherein we promise to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with employment by us.

Severance will be owed if the employment relationship is terminated by us without cause or by the employee with “Good Reason,” or upon the death or disability of the employee. “Good Reason” is (i) a material diminution in the employee’s base salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which the employee retains authority; (iii) a material change in the geographic location at which the employee must perform services; or (iv) any other action or inaction that constitutes a material breach of the terms of the employment agreement. Severance for Messrs. Yellen, Gumaer, and Erickson will be payment of the following amounts: a lump sum equal to two years of base salary; a lump sum equal to two times the annual bonus paid during the term of employment or two times the first target bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 24 times the monthly COBRA premiums for employee and employee’s spouse and dependents. Severance for Mr. Carpenter will be payment of the following amounts: a lump sum equal to one year of base salary; lump sum equal to the highest annual bonus paid during the term of employment or the first target annual bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 12 times the monthly COBRA premiums for employee and employee’s spouse and dependents.

Severance will not be owed if the employee terminates the employment relationship without Good Reason or if we terminate the relationship for “Cause.” “Cause” exists if the employee: (i) engages in gross misconduct or gross negligence in the performance of the employee’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of the employee’s employment consistent with the employee’s position with us; (ii) engages in fraud, dishonesty, or any other improper conduct that causes material harm to the Company or its business or reputation; (iii) materially breaches the employment agreement; or (iv) is convicted of, or pleads guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses).

Potential Payments Upon Termination or Change in Control

The following table sets forth the amounts that could be realized by each named executive officer if termination of his employment agreement were to occur as of December 31, 2009 under the following circumstances.

Name, Principal Position and Reason for Potential Payments (1)	Cash Severance ($) (1)	Employer-Paid Health Insurance ($) (2)	Total ($)
Harvey M. Yellen, Vice Chairman and President
For Cause or Voluntary Resignation	—	—	—
Death or Disability	1,200,000	19,802	1,219,802
Without Cause	1,200,000	19,802	1,219,802
Good Reason	—	—	—
Change in Control:
Without Cause	1,200,000	19,802	1,219,802
Good Reason	—	—	—

Andrew Gumaer, Chief Executive Officer
For Cause or Voluntary Resignation	—	—	—
Death or Disability	1,200,000	30,998	1,230,998
Without Cause	1,200,000	30,998	1,230,998
Good Reason	—	—	—
Change in Control:
Without Cause	1,200,000	30,998	1,230,998
Good Reason	—	—	—

Paul S. Erickson, Executive Vice President, Chief Financial Officer
For Cause or Voluntary Resignation	—	—	—
Death or Disability	1,130,000	30,998	1,160,998
Without Cause	1,130,000	30,998	1,160,998
Good Reason	—	—	—
Change in Control:
Without Cause	1,130,000	30,998	1,160,998
Good Reason	—	—	—

Scott K. Carpenter, Executive Vice President, Retail Services
For Cause or Voluntary Resignation	—	—	—
Death or Disability	725,000	15,499	740,499
Without Cause	725,000	15,499	740,499
Good Reason	—	—	—
Change in Control:
Without Cause	725,000	15,499	740,499
Good Reason	—	—	—

Thomas E. Pabst, Chief Operating Officer
For Cause or Voluntary Resignation	—	—	—
Death or Disability	—	—	—
Without Cause	—	—	—
Good Reason	—	—	—
Change in Control:
Without Cause	—	—	—
Good Reason	—	—	—

(1)

Cash severance for the termination of Messrs. Yellen, Gumaer, and Erickson will be payment of a lump sum equal to two years of base salary plus two times the annual bonus paid during the term of employment or two times the first target bonus in the event of termination prior to any bonus being paid. Cash severance for termination of Mr. Carpenter will be payment of a lump sum equal to one year of base salary plus one times the annual bonus paid during the term of employment or one times the first target bonus in the event of termination prior to any bonus being paid.

(2)

Cash payment for the termination of Messrs. Yellen, Gumaer, and Erickson will be payment of a lump sum equal to twenty-four times the monthly COBRA premium for executive and executive’s spouse and dependents, calculated as of the date of executive’s termination date. Cash payment for termination of Mr. Carpenter will be payment of a termination lump sum equal to twelve times the monthly COBRA premium for executive and executive’s spouse and dependents, calculated as of the date of executive’s termination date.

DIRECTOR COMPENSATION

We use cash and stock based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to our Company as well as the skill level required by our members of the Board.

Each non-employee director receives annual fees of $40,000, paid in quarterly installments, and an annual grant of $50,000 in options to purchase our common stock, restricted stock or other form of equity award for serving as a director. Such stock options, restricted stock or other form of award are subject to a one-year vesting period. In addition, annual fees of $12,000, $8,000 and $4,000 are paid to the chairperson of our audit committee, compensation committee and corporate governance committee, respectively. A one-time $40,000 grant of stock options, restricted stock or other form of equity award are made to each non-employee director in connection with such individual’s appointment to our Board, which stock options, restricted stock or other form of equity award will be subject to a one-year vesting period.

The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 31, 2009 for services rendered as members of our Board.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
Bryant R. Riley	10,000	76,671	86,671
Mark D. Klein	10,000	89,997	99,997
Hugh G. Hilton	12,000	89,997	101,997
Michael J. Levitt	10,000	89,997	99,997
Matthew J. Hart	14,000	89,997	103,997

(1)

Harvey M. Yellen, our Vice Chairman and President, and Andrew Gumaer, our Chief Executive Officer, are not included in this table because they are employees of the Company and thus receive no additional compensation for services as a director. The compensation received by Messrs. Yellen and Gumaer as employees of the Company is shown in the Summary Compensation Table above.

(2)

Amount reflects fees paid in cash during 2009 for the named director for services on the Board. Each of the director’s were appointed to the Board on July 31, 2009 in connection with the Acquisition with the exception of Mr. Riley who was appointed to the Board on August 21, 2009.

(3)

The equity award consists of a grant of 8,113 restricted stock units to each director for their initial appointment to the Board and an annual grant of 10,142 restricted stock units for each director. The restricted stock units for each of the directors vest over a period of one year beginning July 31, 2009 with the exeption of Mr. Riley whose restricted stock units vest over a one year period beginning August 21, 2009. The amount reflected in this column represents the grant date fair value of the restricted stock which was $4.93 per share on July 31, 2009 and $4.20 per share on August 21, 2009. The fair value was determined in accordance in accordance with FASB ASC 718.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the shares of our common stock as of June 1, 2010, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock; (ii) each executive officer listed in the Summary Compensation Table; (iii) each of our directors; and (iv) all of our executive officers and directors as a group.

	Shares Beneficially Owned (2)
Name or Group of Beneficial Owners (1)	Number	Percent
Named Executive Officers:
Harvey M. Yellen	5,280,000	17.4%
Andrew Gumaer	5,280,000	17.4%
Paul S. Erickson (3)	68,375	*
Scott Carpenter (4)	68,529	*
Thomas E. Pabst (5)	73,802	*

Directors:
Bryant R. Riley (6)	—	—
Mark D. Klein	234,375	*
Hugh G. Hilton	—	—
Michael J. Levitt	937,500	3.1%
Matthew J. Hart	10,000	*

5% Stockholders:
Elliott Associates, L.P. (7)	2,578,013	8.5%
Wellington Management Company, LLP (8)	8,611,200	28.4%
Executive officers and directors as a group (14 persons)	12,086,207	39.8%

*	Represents less than 1%.
(1)	Unless otherwise indicated, the business address of each holder is c/o Great American Group, Inc., 21860 Burbank Blvd., Suite 300 South, Woodland Hills, California 91367.
(2)

Applicable percentage ownership is based on 30,318,705 shares of our common stock outstanding as of April 21, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options or other contractual rights currently exercisable, or exercisable within 60 days after April 21, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 54,836 shares of restricted stock issued on January 31, 2010 pursuant the terms of the Acquisition Agreement and Mr. Erickson’s Amendment Agreement and Release and 13,539 shares of restricted stock issuable pursuant to the Escrow Agreement dated July 31, 2009.

(4)

Includes 54,843 shares of restricted stock issued on January 31, 2010 pursuant the terms of the Acquisition Agreement and Mr. Carpenter’s Amendment Agreement and Release and 13,686 shares of restricted stock issuable pursuant to the Escrow Agreement dated July 31, 2009.

(5)

Includes 60,360 shares of restricted stock issued on January 31, 2010 pursuant to the terms of the Acquisition Agreement and Mr. Pabst’s Amendment Agreement and Release and 13,442 shares of restricted stock issuable pursuant to the Escrow Agreement dated July 31, 2009.

(6)

Excludes 60,852 shares of restricted stock of the Company issued to B. Riley & Co., LLC (“B. Riley”) as partial consideration for financial advisory services rendered by B. Riley in connection with the Acquisition. Mr. Riley is the Chairman and Chief Executive Officer of B. Riley and has voting and dispositive power over such shares.

(7)

The securities are beneficially owned by Elliott Associates, L.P., a Delaware limited partnership, and its wholly-owned subsidiaries (collectively, “Elliott”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and collectively with Elliott and Elliott International, the “Reporting Persons”). Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), which is controlled by Singer, and Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), which is also controlled by Singer, is the sole general partner of Elliott International. EICA is the investment manager for Elliott International. EICA expressly disclaims equitable ownership of and pecuniary interest in any shares of common stock. Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of common stock beneficially owned by it. Elliott International has the shared power with EICA to vote or direct the vote of, and to dispose or direct the disposition of, the shares of common stock owned by Elliott International. The business address of these entities is 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(8)

The securities beneficially owned by Wellington Management Company, LLP, in its capacity as investment advisor, are owned of record by clients of Wellington Management Company, LLP. Those clients have a right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2009 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by our stockholders (1)	91,275	—	7,408,725
Equity compensation plans not approved by our stockholders (2)	—	—	—
Total	91,275	—	7,408,725

(1)	Includes our 2009 Stock Incentive Plan. The only grants made under this plan are restricted stock units granted to our directors.
(2)	All of our equity compensation plans were approved by our stockholders.

For more information on our equity compensation plans, see Note 17 of our Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, accounting principles and internal controls. The Company’s independent public accountants are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2009 with management and the Company’s independent public accountants. The Audit Committee has discussed with the Company’s independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Company’s independent public accountants their independence from the Company. The Audit Committee has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent public accountants’ independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the Company’s independent public accountants. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s independent public accountants meet the applicable standards for independent public accountants independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Matthew J. Hart, Chairperson
Hugh G. Hilton

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Great American Group, Inc., c/o Corporate Secretary, 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California, 91367 or call Investor Relations at (818) 884-3737. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 proxy statement, a stockholder’s proposal must be received by us no later than February 15, 2011 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if our annual meeting is more than third (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business not earlier than the 90th day prior to such annual meeting and not later than the later of (1) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2011 proxy statement stockholder proposals that we are not required to include under the Exchange Act.

ANNUAL REPORT

Our 2009 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2009 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at our annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Andrew Gumaer Chairman and Chief Executive Officer

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

GREAT AMERICAN GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2010

The undersigned hereby appoints Andrew Gumaer and Harvey M. Yellen and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of Great American Group, Inc. which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of Great American Group, Inc. to be held on Thursday, July 15, 2010 at 3:00 p.m. (local time) at the corporate offices of Great American Group, Inc. located at 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367, and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2010 Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY - (Continued from reverse side)

Please mark your votes like this

Great American Group, Inc. 2010 Annual Meeting Proxy Card

The Board of Directors recommends a vote “FOR” the nominees for director listed below and a vote “FOR” proposal 2.

1. Election of Directors

FOR the nominees listed to the left

WITHHOLD AUTHORITY to vote

(Instruction: To withhold authority to vote for the individual nominee, strike such nominee’s name from the list below.)

NOMINEES:

Bryant R. Riley

Mark D. Klein

2. To ratify the appointment by our Audit Committee of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR AGAINST ABSTAIN

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the 2010 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no specification is made, this proxy will be voted FOR the election of the named nominees as directors and FOR each of the proposals.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Sign if held jointly Date , 2010.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.